Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACT:	Investor Relations
John Eldridge
(206) 272-6571
j.eldridge@f5.com

Public Relations
Alane Moran
(206) 272-6850
a.moran@f5.com
F5 Networks Announces Fourth Quarter and Fiscal 2007 Results
Annual revenue tops half-billion dollar mark on 33 percent growth
SEATTLE, WA—October 24, 2007—F5 Networks, Inc . (NASDAQ: FFIV) today announced revenue of $145.6 million for the fourth quarter of fiscal 2007, up 10 percent from $132.4 million in the prior quarter and 30 percent from $111.7 million in the fourth quarter of fiscal 2006. Fourth quarter net income of $12.9 million ($0.15 per diluted share) included a one-time charge of $14 million ($0.16 per diluted share) stemming from the company’s recent acquisition of Acopia Networks. Net income was $21.8 million ($.26 per diluted share) in the third quarter of 2007 and $17.8 million ($0.21 per diluted share) in the fourth quarter a year ago. For fiscal 2007, revenue was $525.7 million, up 33 percent from $394.0 million in fiscal 2006. Net income for the year was $77.0 million ($.90 per diluted share) compared to net income of $66.0 million ($0.80 per diluted share) in fiscal 2006.
F5 president and chief executive officer John McAdam said the company’s fourth consecutive year of strong revenue growth reflects the continuing strength of F5’s core business in the context of stepped-up organizational investments in fiscal 2007. “Excluding Acopia, our single biggest investment during the year, we added approximately 385 employees across the organization, the majority in sales and marketing, product development and service. We continue to believe that our investments in sales and marketing will have a significant impact on our revenue growth in the coming year and enable us to further expand our share of the growing application delivery networking market. Meanwhile, we are seeing returns on our investment in R&D in the delivery of market-expanding products like WANJet on TMOS, announced today, and in our progress toward the delivery of our next generation chassis platform code named Montreal by calendar year end. Equally important, our investments in our service business have enabled us to provide a growing array of services and to respond more quickly to customers’ needs. As a result, we believe F5 is well-positioned to extend its leadership in application delivery networking and to become a leader in the emerging file virtualization market through our newly acquired data solutions business.”
For the first quarter of fiscal 2008, McAdam said the company’s revenue target is $154 million to $156 million. Earnings for the first quarter are expected to be $0.20 to $0.21 per diluted share.

Analyst/Investor Meeting
On Friday, November 2, F5 Networks will hold a meeting for analysts and investors at the InterContinental The Barclay, 111 East 48th Street, New York, from 8:00am to noon. To register for this meeting, contact Carolyn Burkhardt (206.272.6590) or send email to analystmeeting@f5.com. The meeting will also be webcast live and an archived version will be available through Monday, November 5. The link for the live webcast and the archived version is http://www.f5.com/about/investor-relations/events-calendar.html.
About F5 Networks
F5 Networks is the global leader in Application Delivery Networking. F5 provides solutions that make applications secure, fast and available for everyone, helping organizations get the most out of their investment. By adding intelligence and manageability into the network to offload applications, F5 optimizes applications and allows them to work faster and consume fewer resources. F5’s extensible architecture intelligently integrates application optimization, protects the application and the network, and delivers application reliability-all on one universal platform. Over 16,000 organizations and service providers worldwide trust F5 to keep their applications running. The company is headquartered in Seattle, Washington with offices worldwide. For more information, go to www.f5.com.
Forward Looking Statements
Statements in this press release concerning the continuing strength of F5’s business, sequential growth, the target revenue and earnings range, demand for application delivery networking and file virtualization products and other statements that are not historical facts are forward-looking statements. Such forward-looking statements involve risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: customer acceptance of our new traffic management, security, application delivery, WAN optimization and data solutions offerings; the timely development, introduction and acceptance of additional new products and features by F5 or its competitors; competitive pricing pressures; increased sales discounts; F5’s ability to sustain, develop and effectively utilize distribution relationships; F5’s ability to attract, train and retain qualified product development, marketing, sales, professional services and customer support personnel; F5’s ability to expand in international markets; the unpredictability of F5’s sales cycle; and and other risks and uncertainties described more fully in our documents filed with or furnished to the Securities and Exchange Commission.

All forward-looking statements in this press release are based on information available as of the date hereof and qualified in their entirety by this cautionary statement. F5 assumes no obligation to revise or update these forward-looking statements.
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F5 Networks, Inc.
Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	September 30,	September 30,
	2007	2006
Assets
Current assets
Cash and cash equivalents	$54,296	$37,746
Short-term investments	204,169	336,427
Accounts receivable, net of allowances of $3,161 and $2,858	91,774	62,750
Inventories	10,672	5,763
Deferred tax assets	5,305	4,682
Other current assets	20,434	15,607

Total current assets	386,650	462,975

Restricted cash	3,959	3,929
Property and equipment, net	36,024	29,951
Long-term investments	216,366	118,003
Deferred tax assets	38,036	18,657
Goodwill	233,997	81,701
Other assets, net	29,256	14,295

Total assets	$944,288	$729,511

Liabilities and Shareholders’ Equity

Current liabilities
Accounts payable	$25,525	$13,174
Accrued liabilities	39,990	31,583
Deferred revenue	87,895	54,880

Total current liabilities	153,410	99,637

Other long-term liabilities	7,679	7,976
Deferred revenue, long-term	12,622	5,440

Total long-term liabilities	20,301	13,416

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value; 10,000 shares authorized, no shares outstanding	—	—
Common stock, no par value; 100,000 shares authorized 84,379 and 81,556 shares issued and outstanding	598,436	521,791
Accumulated other comprehensive loss	(564)	(1,038)
Retained earnings	172,705	95,705

Total shareholders’ equity	770,577	616,458

Total liabilities and shareholders’ equity	$944,288	$729,511

F5 Networks, Inc.
Condensed Consolidated Statements of Operations
(unaudited, in thousands, except per share amounts)

	Three months ended		Twelve months ended
	September 30,		September 30,
	2007	2006	2007	2006
Net revenues
Products	$106,982	$86,320	$392,921	$304,878
Services	38,625	25,397	132,746	89,171

Total	145,607	111,717	525,667	394,049

Cost of net revenues (1)
Products	23,683	17,716	84,094	63,619
Services	9,665	7,065	34,230	24,534

Total	33,348	24,781	118,324	88,153

Gross Profit	112,259	86,936	407,343	305,896

Operating expenses (1)
Sales and marketing	48,165	35,087	175,555	127,478
Research and development	19,929	13,900	69,030	49,171
General and administrative	11,196	14,389	49,256	39,109
In-process research and development	14,000	—	14,000	—

Total	93,290	63,376	307,841	215,758

Income from operations	18,969	23,560	99,502	90,138
Other income, net	7,355	5,825	28,191	17,431

Income before income taxes	26,324	29,385	127,693	107,569
Provision for income taxes	13,442	11,633	50,693	41,564

Net Income	$12,882	$17,752	$77,000	$66,005

Net income per share — basic	$0.15	$0.22	$0.93	$0.82

Weighted average shares — basic	84,305	81,448	83,205	80,278

Net income per share — diluted	$0.15	$0.21	$0.90	$0.80

Weighted average shares — diluted	85,792	83,290	85,137	83,020

(1) Includes stock-based compensation as follows:
Cost of net revenues	$753	$576	$2,569	$1,660
Sales and marketing	3,906	3,488	15,784	10,066
Research and development	2,689	2,344	10,230	6,943
General and administrative	2,857	1,815	12,630	6,150

	$10,205	$8,223	$41,213	$24,819